EXHIBIT 99

CONTACT:        Margaret Carton - Investor Relations
		(770) 989-3622

		Laura Asman - Media Relations
		(770) 989-3023

FOR IMMEDIATE RELEASE

	      COCA-COLA ENTERPRISES INC. ANNOUNCES
	 LETTER OF INTENT TO ACQUIRE NORA BEVERAGES INC.

	ATLANTA, July 17, 1996 -- Coca-Cola Enterprises Inc. today announced that the Company has signed a letter of intent to acquire
NORA BEVERAGES INC. (NORA) with NORA's majority share owner.
NORA produces a high quality, pure Canadian spring water sold under the trade name NAYA.
	The transaction value (purchase price and acquired debt) for the proposed acquisition is approximately Canadian $161 million, or approximately $117 million based on current exchange rates. The transaction value will be paid in cash and common stock at the discretion of the seller.
	The Company expects to complete this transaction in the third quarter of 1996. The proposed acquisition is subject to negotiation of a definitive purchase agreement, approval of the Coca-Cola
Enterprises Board of Directors, regulatory approval, and approval of NORA's minority share owners.
	NAYA is currently distributed in 30 countries around the world. In 1995, NORA generated net operating revenues of $46 million on sales of 14 million unit cases. Coca-Cola Enterprises is currently the largest distributor of NAYA, handling over 49 percent of worldwide unit cases sold. The NAYA transaction is expected to be immediately additive to the Company's cashflow and is not expected to have any material effect on 1996 earnings.
	"We are pleased to have this opportunity to participate directly in the high-growth still water business," stated Summerfield K. Johnston, Jr., vice chairman and chief executive officer of Coca-Cola Enterprises. "We are convinced that acquiring a quality trademark like NAYA is the most effective way to expand our presence in this product category. With our strong marketing and distribution system, we believe that we can increase the sales, share, and profitability of NAYA, and, in doing so, create significant value for our share owners," continued Mr. Johnston.
	Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest bottler of liquid nonalcoholic refreshment, distributing approximately 57 percent of The Coca-Cola Company's United States bottle and can volume. Coca-Cola Enterprises is the sole licensed bottler for products of The Coca-Cola Company in the Netherlands. The Company also has pending transactions to acquire the bottling operations in Great Britain, Belgium, and most of France.

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